FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Massachusetts Municipal Trust

Fund	Fidelity Massachusetts Municipal Money Market Fund
Trade Date	5/12/2015
Settle Date	5/21/2015
Security Name	HINGHAM MA 5% 5/15/2016
CUSIP	433344TM0
Price	104.591
Transaction Value	$ 2,268,281.75
Class Size	$ 16,398,716.00
% of Offering	13.225%
Underwriter Purchased From	Morgan Stanley & Co. LLC
Underwriting Members: (1)	Morgan Stanley & Co. LLC
Underwriting Members: (2)	Fidelity Capital Markets
Underwriting Members: (3)	Raymond James & Associates, Inc.
Underwriting Members: (4)	Jefferies LLC
Underwriting Members: (5)	Wedbush Securities Inc.
Underwriting Members: (6)	City Securities Corp.